        Exhibit 4.1
PIK Note
Date
Parties    HupCo TopCo Pty Ltd ACN 698 724 579 of 26 Wairoo Street, Burleigh Heads QLD 4220 (Issuer)
Griffon AMES HoldCo LLC of 712 Fifth Avenue, New York, New York 10019 (Holder)
Background
A.The Issuer is a company incorporated in Australia and is the holding company of the Group.
B.In connection with the Proposed Transaction, the Issuer has agreed to issue this note to the Holder for an amount equal to the value of the Holder's remaining investment in Griffon Australia Holdings Pty Ltd (Company), being the Principal Amount.
C.The Issuer promises to pay the Outstanding Amount to the Holder on the terms set out in this deed.
Operative provisions
1.Definitions and interpretation
1.1Definitions
In this deed:
Associate has the meaning given in the Corporations Act.
Business means the business of developing, manufacturing, distributing and selling branded tools and products for landscaping, gardening and home organisation, and related goods and services, carried on by the Group Companies as varied from time to time in accordance with this deed.
Business Day means a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally in Melbourne, Victoria.
Change of Control means, in relation to a party:
(a)if the party comes under the Control of a person (acting alone or together with its Associates) who did not control the party on the date of this deed; or
(b)if a person (acting alone or together with its Associates) who was in Control of the party on the date of this deed ceases to have Control of the party, other than as a result of:
(c)a restructure of the party or any Related Entity of the party that does not change the Ultimate Holding Company of the party;
(d)a transfer or issue of any securities listed on any recognised stock or securities exchange (including, for the avoidance of doubt, in any holding company of the party); or
(e)any reduction in the shareholding in HupCo Holdings held or controlled by Simon Hupfeld in circumstances where:
(i)Simon Hupfeld (and/or entities Controlled by Simon Hupfeld) maintain the largest percentage shareholding in HupCo Holdings; and

(ii)Simon Hupfeld remains a director of HupCo Holdings.
Control in relation to an entity (as defined in section 9 of the Corporations Act), has the meaning given in section 50AA of the Corporations Act, and "Controlled" has a corresponding meaning.
Corporations Act means the Corporations Act 2001 (Cth).
Exit Event means:
(a)the sale of the whole or substantially all of the assets of the Business to a person other than HupCo Holdings or the Holder or a Related Entity or Associate of HupCo Holdings or the Holder;
(b)an IPO; or
(c)the sale of all of the share capital of the Company, or the sale of all of the shares in any other Group Company which results in the sale of all or substantially all of the Business, such that a person other than HupCo Holdings or the Holder, or a Related Entity or Associate of HupCo Holdings or the Holder, Controls Griffon Australia Holdings Pty Ltd.
Financial Year means the 12-month period commencing on 1 July in any calendar year and ending on 30 June in the following calendar year, and includes any part of such period during which this deed is in effect.
Government Authority means any government or any governmental or semi-governmental entity, authority, agency, commission, corporation or body (including those constituted or formed under any statute), local government authority, administrative or judicial body or tribunal or stock exchange.
Group means the Issuer and each of its subsidiaries (as defined in the Corporations Act) from time to time, and Group Company means any of them.
GST has the meaning given in A New Tax System (Goods and Services Tax) Act 1999 (Cth).
HupCo Holdings means HupCo Holdings Pty Ltd ACN 697 110 099.
Interest Rate means 10% per annum.
IPO means an initial public offering of securities in the Company, or securities of any special purpose vehicle which becomes a holding company of the Company, in conjunction with the admission or quotation of those securities to the list or quotation system of any recognised stock or securities exchange.
Maturity Date means the last to occur of:
(a)the date that is 6 years after the date of this deed; or
(b)if the term of the Senior Debt Facility is extended by agreement between the parties to the Senior Debt Facility, the date that is 12 months after the expiry of the extended term, but in any event no later than the date that is 10 years after the date of this deed.
MidCo means HupCo MidCo Pty Ltd ACN 698 725 058, being a wholly owned subsidiary of the Issuer.
Outstanding Amount means, at any time, the aggregate of:
(a)the Principal Amount; and
(b)all interest which has accrued and been capitalised in accordance with clause 4.2, less any amounts previously repaid or prepaid under this note.

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ParentCo means HupCo ParentCo Pty Ltd ACN 698 725 816, being a wholly owned subsidiary of MidCo.
PIK Interest has the meaning given in clause 4.2.
Principal Amount means A$69,300,000, being the amount owing by the Issuer to the Holder under this note as at the date of issuance of this note.
Proposed Transaction means the transaction between the Holder and HupCo Holdings pursuant to which HupCo Holdings acquires a 51% indirect controlling interest in the Company, occurring on or about the date of this note.
Related Entity of a corporation or an individual means:
(a)in the case of a corporation, a related body corporate of that corporation within the meaning of section 50 of the Corporations Act;
(b)a trustee of any unit trust in relation to which that corporation or individual, or any corporation referred to in paragraph (a), directly or indirectly:
(i)controls the right to appoint the trustee;
(ii)is in a position to control the casting of, more than one half of the maximum number of votes that might be cast at a meeting of holders of units in the trust; or
(iii)holds or is in a position to control the disposal of more than one half of the issued units of the trust; and
(c)in the case of an individual:
(i)a body corporate in relation to which that individual, directly or indirectly, is in a position to control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of that body corporate, or controls the composition of the board of directors;
(ii)a spouse, domestic partner or child of that individual; and
(iii)a trustee of any trust (other than a unit trust referred to in paragraph (b)) in relation to which that individual, or any person referred to in paragraph (c)(ii), directly or indirectly, controls the right to appoint the trustee or is a beneficiary.
Security Interest means any mortgage, charge, pledge, lien, encumbrance, assignment by way of security, security interest (as defined in the Personal Property Securities Act 2009 (Cth)) or other arrangement having the same commercial effect as any of the foregoing.
Senior Debt Facility means the syndicated secured debt facility entered into by ParentCo and certain of its related entities (or any replacement or refinancing of that facility) in connection with the Proposed Transaction.
Senior Finance Documents means the facility agreement, security documents, intercreditor arrangements and any other documents entered into in connection with the Senior Debt Facility.
Shareholders' Agreement means the shareholders agreement in relation to the Issuer, between the Holder, Issuer and HupCo Holdings and dated 31 July 2026.
Tax means any tax, levy, excise, duty, charge, surcharge, contribution, withholding tax, impost or withholding obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered, together with any fees, penalties, fines, interest or statutory charges.
Ultimate Holding Company has the meaning given in section 9 of the Corporations Act.

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1.2Interpretation
In this deed:
(a)headings are for convenience only and do not affect interpretation;
and unless the context indicates a contrary intention:
(b)an obligation or a liability assumed by, or a right conferred on, 2 or more persons (including by way of more than one person being included in a defined term) binds or benefits them jointly and severally;
(c)"person" includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust, in each case whether or not comprising a separate legal entity;
(d)a reference to a party includes that party's executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes a substituted or additional trustee;
(e)a reference to a document (including this deed) is to that document as varied, novated, ratified or replaced from time to time;
(f)a reference to a statute or any part of it includes its delegated legislation, regulations and other instruments under it, and any consolidations, amendments, re-enactments and replacements;
(g)a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;
(h)a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this deed, and a reference to this deed includes all schedules, exhibits, attachments and annexures to it;
(i)if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;
(j)if anything is required to be done under this deed on or by a day that is not a Business Day, it must be done on or by the next Business Day;
(k)a reference to a time is to that time in Melbourne, Victoria ;
(l)"includes" in any form is not a word of limitation; and
(m)"A$" or "dollar" refers to Australian currency.
2.Promise to pay
The Issuer unconditionally promises to pay the Outstanding Amount to the Holder in accordance with the terms of this note.
3.Repayment
3.1Maturity
Subject to clauses 3.2 and 3.3, the Issuer must pay the Outstanding Amount to the Holder on the Maturity Date.
3.2Early repayment
(a)The Issuer may repay all or part of the Outstanding Amount (together with all accrued but uncapitalised interest on the amount repaid) before the Maturity Date, provided that such repayment is:

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(i)permitted under the terms of the Senior Debt Facility; and
(ii)requested by HupCo Holdings or Griffon Australia Holdings Pty Ltd (in which event the parties must then take all reasonable steps required to facilitate such repayment, including procuring that each relevant Group Company declares and pays such dividends or other distributions as are necessary to facilitate such repayment).
(b)No penalty or premium is payable in connection with any early repayment under this clause 3.2.
3.3Mandatory redemption
The Issuer must immediately repay to the Holder the Outstanding Amount in full (together with all accrued but uncapitalised interest) upon the occurrence of:
(a)a Change of Control;
(b)an Exit Event; or
(c)written notice being given by the Holder in accordance with clause 9.

4.Interest
4.1Accrual
Interest accrues daily on the Outstanding Amount at the Interest Rate, calculated on the actual number of days elapsed on the basis of a 365-day year.
4.2Capitalisation of interest
All interest which accrues under clause 4.1 will automatically be capitalised and added to the Outstanding Amount at the end of each Financial Year (and on the Maturity Date or date of repayment under clause 3.2 or 3.3, as applicable) (PIK Interest). For the avoidance of doubt, PIK Interest will itself bear interest at the Interest Rate in accordance with this clause 4.
4.3Default interest
If the Issuer fails to pay any amount payable by it under this deed on its due date, interest accrues on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of the Interest Rate plus 2% per annum. Any interest accrued under this clause 4.3 is immediately due and payable by the Issuer to the Holder and, if unpaid, will be compounded with the overdue amount on the last day of each month.
5.Payments
5.1Method
All payments by the Issuer under this deed:
(a)must be made in Australian dollars (or such other currency as the parties may agree in writing) in immediately available funds to the account notified by the Holder to the Issuer from time to time; and
(b)must be made without set-off, counterclaim, condition or, unless required by law, deduction or withholding.

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5.2Taxes
(a)All payments by the Issuer under this deed will be made free and clear of, and without deduction or withholding for, any Tax unless the Issuer is compelled by law to make such a deduction or withholding.
(b)If the Issuer is required by law to make any deduction or withholding from any payment under this deed on account of Tax then:
(i)the Issuer must consult with the Holder on the amount of deduction or withholding required to be paid, including any calculations that the Issuer has made, or arranged to be made, in respect of the payment;
(ii)the Issuer must, following the consultation process set out in clause 5.2(b)(i), pay the relevant amount of deduction or withholding to the relevant governmental or taxation authority as required by law and provide to the Holder a copy of the receipt or certificate issued by such authority (or otherwise evidence reasonably satisfactory to the Holder), confirming the payment has been made; and
(iii)the Holder agrees that the Issuer does not need to increase the payment to the Holder by the amount of the deduction or withholding.
5.3GST
(a)The consideration payable for any supply made by or through the Holder under or in connection with this deed does not include GST.
(b)If GST is payable in respect of any supply made by or through the Holder under or in connection with this deed, the Issuer will pay an additional amount to the Holder equal to the full amount of the GST liability.
(c)Any payment or reimbursement under this deed that is calculated by reference to a cost or other amount paid or incurred will be reduced by the amount of any input tax credit to which the Holder is entitled in respect of the relevant acquisition.
6.Subordination
The obligations of the Issuer under this deed are subordinated in right of payment to all obligations of the Group Companies under the Senior Finance Documents. The Holder agrees that:
(a)it will not demand or receive payment of any amount owing under this deed if, at the time of such demand or payment, a default or event of default is subsisting under the Senior Finance Documents or such payment would cause a default or event of default under the Senior Finance Documents;
(b)it will not take any enforcement action in respect of this deed while any amounts remain outstanding under the Senior Finance Documents, except with the prior written consent of the senior lenders (or their agent) under the Senior Debt Facility; and
(c)it will enter into any subordination or intercreditor arrangements reasonably required by the senior lenders under the Senior Debt Facility on customary terms.
7.Security
7.1Grant of security
The obligations of the Issuer under this deed may, at the election of the Holder, be secured by a Security Interest over all of the assets of the Issuer, provided that any such Security Interest:
(a)must not rank in priority on an equal basis with, or senior to, and must be expressly subordinated to, any Security Interest granted in connection with the Senior Finance Documents; and

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(b)must be on terms consistent with any intercreditor or subordination arrangements required under clause 6.
7.2Further assurances
The Issuer must promptly execute and deliver all documents and do all things reasonably required by the Holder to give effect to any Security Interest contemplated by this clause 7.
8.Events of Default
Each of the following events or circumstances is an Event of Default:
(a)(Non-payment) the Issuer fails to pay any amount payable under this deed when due and such failure continues for 5 Business Days after written notice from the Holder to the Issuer;
(b)(Non-compliance) the Issuer fails to comply with any material provision of this deed (other than a failure to pay) and, if the Holder considers (acting reasonably) that the default is capable of remedy, such default is not remedied within 20 Business Days of written notice from the Holder to the Issuer; and
(c)(Insolvency) any of the following events of insolvency occurs in respect of the Issuer or any material Group Company:
(i)a controller (as defined in section 9 of the Corporations Act), administrator or similar officer is appointed in respect of that party or any asset of that party;
(ii)a liquidator or provisional liquidator is appointed in respect of that party;
(iii)any application (not withdrawn or dismissed within 14 days) is made to a court for an order, an order is made, a meeting is convened or a resolution is passed, for the purpose of:
A.appointing a person referred to in paragraph (a) or (b) of this definition;
B.winding up or deregistering that party; or
C.proposing or implementing a scheme of arrangement in respect of that party, other than a solvent scheme of arrangement pursuant to Part 5.1 of the Corporations Act approved by the Holder;
(iv)any action, proceedings, procedure or step is taken for the purpose of implementing or agreeing:
A.a moratorium of any debts of that party;
B.any other composition, compromise, assignment or arrangement with any creditor or creditors of that party; or
C.any similar proceeding or arrangement by which the assets of that party are subjected conditionally or unconditionally to the control of that party's creditors or a trustee;
(v)as a result of the operation of section 459F(1) of the Corporations Act, that party is taken to have failed to comply with a statutory demand (as defined in the Corporations Act);
(vi)any unsatisfied writ of execution, garnishee order, mareva injunction or similar order, attachment or other process is made, levied or issued against or in relation to any asset of that party;

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(vii)anything analogous to anything referred to in paragraphs (a) to (f) inclusive of this definition, or which has a substantially similar effect, occurs with respect to that party under any law; or
(viii)that party is, or admits in writing that it is, or is declared to be, or is taken under any applicable law to be (for any purpose), insolvent or unable to pay its debts.
9.Acceleration
On and at any time after the occurrence of an Event of Default which is continuing, the Holder may by written notice to the Issuer:
(a)declare that all or part of the Outstanding Amount, together with accrued interest and all other amounts outstanding under this deed, be immediately due and payable, whereupon they will become immediately due and payable; and
(b)exercise any or all of its rights, remedies, powers or discretions under this deed,
10.Representations and warranties
The Issuer represents and warrants to the Holder on the date of this deed that:
(a)(Duly incorporated) it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;
(b)(Binding obligations) its obligations under this deed are, subject to any necessary stamping, equitable principles and laws generally affecting creditors' rights, legal, valid, binding and enforceable;
(c)(Non-conflict) the entry into and performance by it of this deed does not and will not conflict with any law or regulation applicable to it, its constitution or any agreement or instrument binding upon it or any of its assets in any material respect;
(d)(Power and authority) it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this deed; and
(e)(Corporate benefit) the entry into and performance of its obligations under this deed is for its corporate benefit.
11.Undertakings
While any amount remains outstanding under this deed, the Issuer undertakes to the Holder that it will:
(a)(Authorisations) obtain and maintain all authorisations required in connection with the performance of its obligations under this deed;
(b)(Corporate existence) do all things necessary to maintain its corporate existence;
(c)(No other business) not engage directly in any business or operations of any type, other than holding shares in MidCo and performing its obligations under this deed and the other transaction documents entered into in connection with the Proposed Transaction;
(d)(No other business - MidCo) procure that MidCo does not engage directly in any business or operations of any type, other than holding shares in ParentCo and performing its obligations under the Senior Finance Documents and the other transaction documents entered into in connection with the Proposed Transaction;
(e)(No additional debt) not incur, assume or permit to subsist any financial indebtedness other than:
(i)the obligations under this deed; and

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(ii)indebtedness from any of its shareholders;
(f)(Compliance with laws) comply in all material respects with all laws, regulations and orders applicable to it;
(g)(Negative pledge) not create or permit to subsist any Security Interest over any of its assets, other than Security Interests arising in the ordinary course of its business or arising under operation of law, or Security Interests otherwise approved by the Holder in writing;
(h)(Notification of default) promptly notify the Holder of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time (or both), would constitute an Event of Default; and
(i)(No distributions) not declare or pay any dividend or make any other distribution to its shareholders (whether in cash or in kind) while any amount remains outstanding under this deed, unless permitted under the Senior Finance Documents and approved by the Holder in writing (such approval not to be unreasonably withheld and will be deemed to be given where the relevant dividend or other distribution has been approved in accordance with the Shareholders' Agreement).
12.No holder rights
For the avoidance of doubt, this deed does not confer on the Holder:
(a)any voting rights in respect of the Issuer or any Group Company;
(b)any right to receive dividends or other distributions from the Issuer or any Group Company (other than amounts payable under this deed);
(c)any right to appoint or remove any director of the Issuer or any Group Company; or
(d)any right to approve or veto any exit by shareholders of the Issuer, or to force any redemption of this note prior to the Maturity Date (other than as expressly provided in clause 3.3).
13.Costs and expenses
13.1Transaction costs
The Issuer must reimburse the Holder on demand for all costs and expenses (including legal fees on a full indemnity basis) reasonably incurred by the Holder in connection with the negotiation, preparation, execution and any subsequent amendment, waiver or consent relating to this deed.
13.2Enforcement costs
The Issuer must reimburse the Holder on demand for all costs and expenses (including legal fees on a full indemnity basis) incurred by the Holder in exercising, enforcing or preserving, or attempting to exercise, enforce or preserve, any right or remedy under this deed.
13.3Stamp duties
The Issuer:
(a)must promptly pay all stamp duty, transaction, registration and similar Taxes payable in connection with the execution, delivery, performance or enforcement of this deed; and
(b)indemnifies the Holder against any loss or liability suffered as a result of any delay or failure by the Issuer to pay such Taxes.

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14.Assignment
(a)The Holder may not assign or transfer its rights and obligations under this deed without the prior consent of the Issuer, such consent not to be unreasonably withheld or delayed.
(b)The Issuer may not assign or transfer any of its rights or obligations under this deed without the prior written consent of the Holder.
15.Notices
15.1How notice to be given
All notice and other communications under this deed must be in writing and sent to the address or email address of the recipient specified in this deed or such other address or facsimile number notified in writing by the recipient to the sender.
15.2When notice taken to be received
A notice, consent or other communication that complies with this clause 15.2 is conclusively regarded as given and received:
(a)if it is delivered, if received:
(i)by 5.00 pm (local time in the place of receipt) on a Business Day – on that day; or
(ii)after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day – on the next Business Day;
(b)if it is sent by prepaid mail, when it would be delivered in the ordinary course for prepaid mail, but in any event not later than three Business Days after posting;
(c)if sent by email, when received in legible form by the recipient; and
(d)if given personally, when actually received by that person.
15.3Address for notices
A party's address and email address are those set out below, or as the party notifies the other party in writing:
Issuer
Address:        660 Doncaster Road, Doncaster VIC 3108
Email:        shupfeld@amesau.com
Attention:        Simon Hupfeld
With a copy to:     Ashurst Australia, Level 16, 80 Collins Street, Melbourne VIC 3000
Attention:         John Brewster, Partner
Email:         john.brewster@ashurst.com
Holder
Address:        712 Fifth Avenue New York, New York 10019
Email:        kaplan@griffon.com
Attention:        Seth Kaplan

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With a copy to:     Clayton Utz, Level 18, 333 Collins Street, Melbourne VIC 3000
Attention:         Michael Linehan, Partner
Email:         mlinehan@claytonutz.com
16.General
16.1Amendments
This deed may only be amended by a document signed by each party.
16.2Consents and approvals
A consent or approval required under this deed from a party:
(a)may not be unreasonably withheld or delayed, unless this deed expressly states otherwise; and
(b)is only effective and binding on that party if it is given or confirmed in writing and signed by that party.
16.3Counterparts
This deed may be executed in any number of counterparts by or on behalf of a party and by the parties in separate counterparts. Each counterpart constitutes the deed of each party who has executed and delivered that counterpart.
16.4Electronic signatures
(a)Each party warrants that immediately prior to entering into this deed it unconditionally consented to:
(i)the requirement for a signature under any law being met; and
(ii)any other party to this deed executing it,
by any method of electronic signature that other party uses (at that other party's discretion), including signing on an electronic device or by digital signature.
(b)Without limitation, the parties agree that this deed may be exchanged by hand, post, facsimile or any electronic method that evidences a party's execution of this deed, including by a party forwarding a copy of its executed counterpart by hand, post, facsimile or electronic means to the other party.
16.5Entire agreement
To the extent permitted by law, in relation to its subject matter, this deed:
(a)constitutes the entire agreement and understanding of the parties; and
(b)supersedes any prior agreement or understanding of the parties (whether written or otherwise).
16.6Further acts and documents
Each party must, if requested by another party, promptly do all further acts and execute and deliver all further documents reasonably necessary to give effect to this deed.
16.7Governing law
This deed is governed by and is to be construed according to the law applying in Victoria.

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16.8Jurisdiction
Each party irrevocably:
(a)submits to the non-exclusive jurisdiction of the courts of Victoria and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this deed; and
(b)waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 16.8(a).
16.9No reliance
Each party acknowledges and warrants that it does not enter into this deed in reliance on any conduct (including any representation, statement, warranty or forecast) by or on behalf of any other party, except as expressly stated in this deed.
16.10Operation of indemnities
(a)Each indemnity in this deed is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiry of this deed.
(b)It is not necessary for a party to incur an expense or make a payment before enforcing a right of indemnity conferred by this deed.
(c)A party must pay on demand any amount it must pay under an indemnity in this deed.
16.11Severance
To the extent a provision of this deed is or becomes illegal, void or unenforceable, that provision (or the relevant part) will be severed, and the remainder of this deed has full force and effect.
16.12Surviving clauses
Clauses that survive termination or expiry of this deed include:
(a)clauses 4 (Interest), 5 (Payments), 13 (Costs and expenses), 14 (Assignment), 15 (Notices) and 16 (General); and
(b)clauses expressly stated in this deed as surviving termination or expiry.
16.13Waiver
(a)Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this deed by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed.
(b)A waiver given by a party under this deed is only effective and binding on that party if it is given or confirmed in writing and signed by that party.
(c)No waiver of a breach of a term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.

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Executed as a deed.

Signed, sealed and delivered by HupCo TopCo Pty Ltd ACN 698 724 579 in accordance with section 127 of the Corporations Act 2001 (Cth):
/s/ Simon Andrew Hupfeld
Signature of sole director / sole company secretary
Simon Andrew Hupfeld
Full name of above signatory

Signed, sealed and delivered by Griffon AMES HoldCo LLC in the presence of:
/s/ Patricia Pinzel	/s/ Seth Kaplan
Signature of witness	Signature of authorised signatory
Patricia Pinzel	Seth Kaplan
Full name of witness	Full name of authorised signatory

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